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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION



        It is hereby certified that:

        1. The name of the corporation (hereinafter called the "Corporation") is The American Materials & Technologies Corporation.

        2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIFTH thereof in its entirety and substituting therefor the following new Article:

        "FIFTH. (a) (1) The business and affairs of the Corporation shall be managed under the direction of a Board of Directors, consisting of not less than three nor more than twelve Directors, the number of which shall be determined from time to time by resolution adopted by affirmative of a majority of Directors then in office. The Directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, Class I, Class II and Class III, each consisting as nearly as possible of one-third of the whole number of the Board of Directors. All Directors shall hold office until their successors are chosen and qualified, or until their earlier death, resignation, disqualification or removal. At the first election of Directors following adoption of this provision by the stockholders of the Corporation, Class I Directors shall be elected for a term of one year; Class II Directors shall be elected for a term of two years; and Class III Directors shall be elected for a term of three years; and at each annual election thereafter, successors to the class of Directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of Directors shall expire in each year. Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall serve for a term equivalent to the remaining unserved portion of the term of such newly elected Director's predecessor.


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                Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto, and such Directors shall not be divided into classes pursuant to this Article FIFTH (a)(1) unless expressly provided by such terms.

                        (2) No amendment to the Certificate of Incorporation of the Corporation shall amend, alter, or repeal any of the provisions of this Article FIFTH (a) unless the amendment effecting such amendment, alteration or repeal shall receive the affirmative vote of or consent of the holders of seventy-five percent (75%) of all shares of stock of the Corporation entitled to vote at a meeting of stockholders held for the purpose of voting on such amendment, considered for the purposes of this Article FIFTH as one class; provided that this paragraph FIFTH (a)(2) shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any such amendment recommended to the stockholders pursuant to a resolution of the Board of Directors approved by two-thirds of the Continuing Directors. For purposes of this paragraph FIFTH (a)(2), a "Continuing Director" shall mean any Director of the Corporation who is or becomes a Director on the date that this Article FIFTH is first adopted by the Corporation's stockholders or any Director elected by a majority of the Continuing Directors then in office to succeed any Director or to fill any vacancy on the Board of Directors whether resulting from an increase in the number of Directors or otherwise.

                (b) In furtherance and not in limitation of powers conferred by statute, it is further provided that:

                        (1) election of Directors need not be by written ballot unless so provided in the By-Laws of the Corporation; and

                        (2) the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation."

        3. The Certificate of Incorporation of the Corporation is hereby amended by (a) amending Article Seventh thereof by deleting the word "SEVENTH" and inserting in its place the word "EIGHTH," and (b) by inserting, after Article Sixth, the following new Article:

        "SEVENTH: (a) No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders of the Corporation."

                (b) No amendment to the Certificate of Incorporation of the Corporation shall amend, alter, or repeal any of the provisions of this Article SEVENTH unless the amendment effecting such amendment, alteration or repeal shall receive the affirmative vote of or consent of the holders of seventy-five percent (75%) of all shares of stock of the Corporation entitled to vote at a meeting of stockholders held for the purpose of



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        voting on such amendment, considered for the purposes of this Article
        SEVENTH as one class; provided that this paragraph SEVENTH (b) shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any such amendment recommended to the stockholders pursuant to a resolution of the Board of Directors approved by two-thirds of the Continuing Directors. For purposes of this paragraph SEVENTH (b), a "Continuing Director" shall mean any Director of the Corporation who is or becomes a Director on the date that this Article SEVENTH is first adopted by the Corporation's stockholders or any Director elected by a majority of the Continuing Directors then in office to succeed any Director or to fill any vacancy on the Board of Directors whether resulting from an increase in the number of Directors or otherwise."

        4. The amendments to the Certificate of Incorporation herein certified have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of May 30, 1997 by its Secretary.


        Signed as of this 30th day of May, 1997.



                                             THE AMERICAN MATERIALS &
                                             TECHNOLOGIES CORPORATION


                                             By: /s/ David A. Broadwin
                                                 ------------------------------
                                                 David A. Broadwin
                                                 Secretary